Exhibit 99.1

NuStar GP Holdings, LLC Reports Increase in Second Quarter 2012 Distributable Cash Flows

Declares Quarterly Cash Distribution of $0.51 per unit

Earnings Negatively Affected by 2nd Quarter Results of NuStar Energy

SAN ANTONIO, July 27, 2012 — NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the second quarter of 2012 was $22.1 million, or $0.52 per unit, compared to $21.0 million, or $0.49 per unit, for the second quarter of 2011.  In addition, the company announced that its board of directors has declared a second quarter distribution of $0.51 per unit.  This distribution represents an increase of $0.015 per unit, or 3.0 percent, over the $0.495 distribution for the second quarter of 2011.  The second quarter 2012 distribution will be paid on August 14, 2012, to holders of record as of August 7, 2012.

The company reported a second quarter net loss of $33.2 million, or $0.78 per unit, compared to net income of $22.1 million, or $0.52 per unit, earned in the second quarter of 2011.  Negative earnings in NuStar Energy’s asphalt and fuels marketing segment caused by continued weak demand for asphalt, reduced asphalt gross margins, lower margins on the sales of products in the company’s fuels marketing operations and non-cash asset impairment charges primarily related to the expected sale of 50% of the company’s asphalt operations were the main causes for the company’s second quarter earnings loss.

“NuStar GP Holdings, LLC should benefit from NuStar Energy L.P.’s projections for increased EBITDA in the last half of 2012,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “In addition, expected EBITDA growth at NuStar Energy L.P. as a result of their large internal growth program should have a positive impact on the future growth of NuStar GP Holdings, LLC’s distributable cash flow and distributions.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, July 27, 2012, to discuss the financial results for the second quarter of 2012.  Investors interested in listening to the presentation may call 800/622-7620, passcode 95963671.  International callers may access the presentation by dialing 706/645-0327, passcode 95963671. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 95963671.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

-More-

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 14.2 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company.  These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Statement of Income Data:
Equity in (loss) earnings of NuStar Energy L.P.	$(32,428)	$22,919	$(20,656)	$34,261

General and administrative expenses	(795)	(742)	(1,652)	(1,486)
Other (expense) income, net	(30)	(46)	106	(665)
Interest expense, net	(151)	(165)	(284)	(343)

(Loss) income before income tax benefit	(33,404)	21,966	(22,486)	31,767
Income tax benefit	196	95	324	477
Net (loss) income	$(33,208)	$22,061	$(22,162)	$32,244

Basic and diluted net (loss) income per unit	$(0.78)	$0.52	$(0.52)	$0.76

Equity in (Loss) Earnings of NuStar Energy L.P.:
General partner interest	$(5,131)	$1,673	$(4,800)	$2,071
General partner incentive distribution	9,816	8,963	19,632	17,531
General partner’s interest in (loss) earnings and incentive distributions of NuStar Energy L.P.	4,685	10,636	14,832	19,602
Limited partner interest in (loss) earnings of NuStar Energy L.P.	(36,392)	13,004	(34,046)	16,101
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(1,442)	(1,442)
Equity in (loss) earnings of NuStar Energy L.P.	$(32,428)	$22,919	$(20,656)	$34,261

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,782	$1,627	$3,564	$3,219
General partner incentive distribution	9,816	8,963	19,632	17,531
Limited partner interest - common units	11,223	11,213	22,434	22,235
Total cash distributions expected from NuStar Energy L.P.	22,821	21,803	45,630	42,985
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(795)	(742)	(1,652)	(1,486)
Income tax benefit	196	95	324	477
Interest expense, net	(151)	(165)	(284)	(343)
Distributable cash flow	$22,071	$20,991	$44,018	$41,633

Weighted average number of common units outstanding	42,575,563	42,544,659	42,574,991	42,544,659

Distributable cash flow per unit	$0.518	$0.493	$1.033	$0.978

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.510	$0.495	$1.020	$0.975

Total distribution	$21,713	$21,059	$43,433	$41,481

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.              NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles.  Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance.  In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution.  Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income.  It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net (loss) income to distributable cash flow and net cash (used in) provided by operating activities:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net (loss) income	$(33,208)	$22,061	$(22,162)	$32,244
Less equity in loss (earnings) of NuStar Energy L.P.	32,428	(22,919)	20,656	(34,261)
Plus cash distributions expected from NuStar Energy L.P.	22,821	21,803	45,630	42,985
Other expense (income), net	30	46	(106)	665
Distributable cash flow	22,071	20,991	44,018	41,633
Less cash distributions expected from NuStar Energy L.P.	(22,821)	(21,803)	(45,630)	(42,985)
(Cumulative earnings less than distributions)/distributions of equity in earnings of NuStar Energy L.P.	(11,772)	22,919	—	34,261
Net effect of changes in operating accounts	122	1,222	(2,592)	307
Net cash (used in) provided by operating activities	$(12,400)	$23,329	$(4,204)	$33,216